EXHIBIT 2.1

                                                                       EXECUTION
                                                                            COPY











                            STOCK PURCHASE AGREEMENT

                                 by and between

                      FORTUNE DIVERSIFIED INDUSTRIES, INC.,

                                       and

                                   CEMEX, INC.

                                                                       EXECUTION
                                                                            COPY

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into effective as of 11:59 p.m. on April 30, 2004 ("Effective Date"), by and between CEMEX, INC. a Louisiana corporation ("Seller"), and FORTUNE DIVERSIFIED INDUSTRIES, INC., a Delaware corporation ("Buyer").

                                   BACKGROUND

         James H. Drew Corporation ("Drew") and its wholly-owned subsidiary, Tennessee Guardrail, Inc. (collectively "Company") is engaged in the business of being a specialty contractor in the highway industry (the "Business").

         The parties hereto desire to provide for the acquisition by Buyer of Company through the sale by Seller to Buyer of all the outstanding shares of capital stock of Drew, which are owned beneficially and of record by Seller, all on the terms and conditions set forth in this Agreement.

         The parties also have agreed to effect the transfer of the real property of Company to Fortune-Fisbeck Development, LLC in accordance with the terms of that certain Agreement for Purchase and Sale of Real Estate of even date herewith.

         NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

         SECTION 1. ACQUISITION OF SHARES.

         1.1 Sale and Purchase of Shares of Drew. Subject to the terms and conditions of this Agreement, at the Closing (as herein defined), Seller shall sell, transfer and deliver to Buyer 660 shares of the common stock, no par value, of Drew, constituting all of the outstanding shares of Drew's capital stock (the "Shares"), and Buyer shall purchase the Shares for the consideration set forth in Section 2.

         SECTION 2. PURCHASE PRICE AND PAYMENT.

         2.1 Purchase Price. Subject to Section 2.2, the purchase price (the "Purchase Price") for the Shares shall be eleven million, five hundred thousand dollars ($11,500,000.00) in cash all of which shall be paid by wire transfer pursuant to instructions previously given by Seller to Buyer for that purpose at Closing.

         2.2 Purchase Price Adjustment. If on the Effective Date, the Company's Current Assets do not exceed the Company's Current Liabilities by $11,500,000 ("Target Net Worth"), the Purchase Price shall be decreased or increased in an amount equal to the difference between the Target Net Worth and the actual difference between Current Assets and Current Liabilities. Current Assets shall be defined as accounts receivable (net of a reserve of $32,000), inventory, costs and estimated earnings in excess of billings on uncompleted contracts and prepaid expenses. Current Liabilities shall be defined as accounts payable-trade, accrued liabilities, billings in excess of costs and estimated earnings on uncompleted contracts and other current liabilities. An example of the Purchase Price calculation (using December 31, 2003 balances) is attached as
Schedule 2.2. As of the Effective Date, the Company will have no cash balance and will have no payable to or receivable from the Seller or any of its upstream affiliates (i.e., excluding Tennessee Guardrail, Inc.).

         Within forty-five (45) days after the Closing, Buyer and Seller shall reconcile and agree upon Current Assets and Current Liabilities that existed on the Effective Date. If upon reconciliation the Target Net Worth has not been attained, Seller shall promptly (within fifteen (15) days) refund to Buyer in cash an amount equal to the amount of the deficiency. If upon reconciliation, the Target Net Worth has been exceeded, Buyer shall promptly (within fifteen
(15) days) pay to Seller in cash an amount equal to the amount of the excess.

         If Buyer and Seller are unable to agree on a final calculation of the difference between Current Assets and Current Liabilities on or before the respective deadlines therefor specified in the foregoing paragraph, then Ernst & Young (the "Arbitrating Accounting Firm") shall make a final determination thereof. In such case, each of Buyer and Seller shall inform the Arbitrating Accounting Firm of their respective calculations of the amounts at issue, and each shall be granted the opportunity to provide to the Arbitrating Accounting Firm verbal and written explanations of their respective calculations. The Arbitrating Accounting Firm shall be instructed to complete its calculations within thirty (30) days of its engagement. The determination of the Arbitrating Accounting Firm shall be final and binding upon the Parties. The fees of the Arbitrating Accounting Firm shall be paid by the non-prevailing Party in any such dispute, as determined by the Arbitrating Accounting Firm. Any deposit required by the Arbitrating Accounting Firm shall be paid initially by Buyer, but if Buyer prevails in such dispute, Seller shall reimburse Buyer for the deposit. The date for payment of any amounts payable under the preceding paragraph shall be extended if application of the foregoing dispute resolution mechanism extends beyond such date, to the date that is fifteen (15) days following the date of final resolution of such dispute.

         SECTION 3. REPRESENTATIONS AND WARRANTIES REGARDING SELLER.

         Seller hereby represents and warrants to Buyer as of the date of this Agreement as follows:

         3.1 Power and Authorization. Seller has full capacity, legal right, power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (the "Seller Transaction Documents") required to be executed and delivered by it prior to or at the Closing. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the Seller Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law). When executed and delivered as contemplated herein, each of the Seller Transaction Documents shall constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the Seller Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

         3.2 No Conflicts.

                  (a) The execution, delivery and performance of this Agreement and the Seller Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

                           (i) violate or conflict with any law binding upon
                  Seller;

                           (ii) violate or conflict with, result in a breach of,
                  or constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which Seller is a party or by which Seller or any of Seller's assets are bound, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to Seller or any of its assets including, without limitation, any of the Shares; or

                           (iii) result in, require or permit the creation or
                  imposition of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance of any nature upon or with respect to the Shares.

                  (b) Each consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency or instrumentality, creditor, lessor or other person required to be given or made by Seller in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein has been obtained or made, or will be obtained or made prior to the Closing.

                  (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the actual knowledge of Seller, threatened or contemplated, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have an adverse effect upon the ability of Seller to enter into or perform its obligations under this Agreement or any such other agreements or instruments. Seller has not received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

         3.3 Ownership of the Shares. Seller owns the Shares beneficially and of record, free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance. There are no shareholder or other agreements affecting the right of Seller to convey the Shares to Buyer or any other right of Seller with respect to the Shares, and Seller has the absolute right, authority, power and capacity to sell, assign and transfer the Shares to Buyer free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance. Upon delivery to Buyer of the certificates for the Shares at the Closing, Seller will transfer good, valid and marketable title to the Shares, free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance.

         3.4 Brokers. No person acting on behalf of Seller or any of Seller's Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement except for American Amalgam, LLC. Seller shall pay all fees due to American Amalgam, LLC and Company or Buyer shall not be liable for any such fees.

         3.5 Description of Seller. Schedule 3.5 includes the audited balance sheet of Seller as of December 31, 2003 (including the notes thereto, if any) and the related statement of income for the calendar year then ended (the "Seller Financial Statements"). The Seller Financial Statements accurately and fairly present the financial condition and results of operations of Seller as of the date thereof and for the period referred to, all in accordance with GAAP consistently applied.

         SECTION 4. REPRESENTATIONS AND WARRANTIES REGARDING COMPANY.

         Seller hereby represents and warrants to Buyer as of the date of this Agreement as follows:

         4.1 Organization and Good Standing. James H. Drew Corporation is a corporation duly organized and validly existing under the laws of the State of Indiana and Tennessee Guardrail, Inc. is a corporation duly organized and validly existing under the laws of the State of Tennessee. Company has all necessary corporate power and authority to carry on its business, to own and lease the assets which it owns and leases, and to perform all its obligations. Company is duly qualified to do business as a foreign corporation and is in good standing (if and to the extent the concept of good standing is recognized) under the laws of each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities reasonably requires such qualification.

         4.2 Power and Authorization. Company has full legal right, power and authority to enter into and perform its obligations under the agreements and documents (the "Company Transaction Documents") required to be delivered by it prior to or at the Closing. The execution, delivery and performance by Company of the Company Transaction Documents have been duly authorized by all necessary corporate action. The Company Transaction Documents have been duly and validly executed and delivered by Company and constitutes its legal, valid and binding obligation, enforceable against Company in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the Company Transaction

Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law). When executed and delivered as contemplated herein, each of the Company Transaction Documents shall constitute the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the Company Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

         4.3 No Conflicts.

                  (a) The execution, delivery and performance of this Agreement and the Company Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

                           (i) violate or conflict with the Articles of
                  Incorporation or Bylaws (or other organizational documents) of Company or any law binding upon Company;

                           (ii) violate or conflict with, result in a breach of,
                  or constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which Company is a party or by which it or its assets are bound, or give to others any right (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to Company or any of its assets; or

                           (iii) result in, require or permit the creation or
                  imposition of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance of any nature upon or with respect to the Shares, Company or any of Company's assets.

                  (b) Each consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency or instrumentality, creditor, lessor or other person required to be given or made by Company in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein has been made or will be obtained or made prior to the Closing. There are no such consents, approvals, registrations, notifications, filings or declarations which have been obtained or made involving payment of premium or penalty by, or loss of benefit to, Company.

                  (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to Seller's actual knowledge, threatened or contemplated that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have an adverse effect upon Company's ability to enter into or perform its obligations under any of the agreements or instruments contemplated hereby. Company has not received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby at any office located outside of Indiana.

         4.4 Capitalization. Company's authorized, issued and outstanding capital stock and its other securities are fully and accurately described in
Schedule 4.4. No person has any preemptive or other right with respect to any such equity interests or other securities and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any equity interests or other securities of Company (including, without limitation, the Shares) or obligating Company or any other person to purchase or redeem any such equity interests or other securities. The Shares constitute all of the issued and outstanding shares of capital stock of Company and have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have been issued in compliance with applicable securities and other laws.

         4.5 Investments and Subsidiaries. The business of the Company is and has been conducted solely by and through Company and no other person or entity, and Company does not directly or indirectly own, control or have any investment or other interest in any corporation, partnership, joint venture, business trust or other entity and Company has not agreed, contingently or otherwise, to share any profit, loss, cost or liability, or to indemnify any person or entity or to guaranty the obligations of any person or entity except in the ordinary course of business.

         4.6 Compliance with Laws.

                  (a) Company is in compliance with all applicable laws; and neither Company nor Seller has received any notice, order or other communication from any governmental agency or instrumentality of any alleged, actual or potential violation of or failure to comply with any law.

                  (b) All federal, foreign, state, local and other governmental consents, licenses, permits, franchises, grants and authorizations (collectively, "Authorizations") required for the operation of the Business as currently conducted, are in full force and effect without any default or violation thereunder by Company or, to the actual knowledge of Seller, by any other party thereto, and Company has not received any notice of any claim or charge that Company is in violation of or in default under any such Authorization. No proceeding is pending or, to the actual knowledge of Seller, threatened by any person to revoke or deny the renewal of any Authorization of Company; and Company or Seller has not been notified that any such Authorization may not in the ordinary course be renewed upon its expiration or that by virtue of the transactions contemplated hereby any such Authorization may not be granted or renewed.

         4.7 Litigation. Except as listed on Schedule 4.7, there are no claims, actions, suits, proceedings (arbitration or otherwise) or, to Seller's actual knowledge, investigations involving or affecting Company or its businesses or assets, or its directors, officers or shareholders in their capacities as such, before or by any court or governmental agency or instrumentality, or before an arbitrator of any kind; and no pending claim, action, suit, proceeding or investigation, if determined adversely, would either individually or in the aggregate have a material adverse effect on the earnings, business, operations, or financial condition of the Company. To Seller's actual knowledge, no such claim, action, suit, proceeding or investigation is presently threatened or contemplated. There are no unsatisfied judgments, penalties or awards against or affecting Company or any of its businesses, properties or assets. Seller shall retain responsibility (including, but not limited to the payment of all losses, costs, expenses, claims, damages, obligations and liabilities, including interest, penalties and attorneys' fees and disbursements) for the claims listed on Schedule 4.7, but Buyer shall provide all reasonable assistance requested by Seller to support any litigation, arbitration, mediation or settlement efforts. Although Seller shall retain responsibility for settling the worker's compensation claims listed on Schedule 4.7 (including, but not limited to any monthly payments to these employees), Buyer shall bear all responsibility for administration of the worker's compensation program on an ongoing basis, excluding, however, any monthly payments to these employees.

         4.8 Financial Statements.

                  (a) Schedule 4.8(a) includes the audited consolidated balance sheet of Company as of December 31, 2003 (including the notes thereto, if any, the "Company December Balance Sheet"), and the related consolidated statement of income for the calendar year then ended (the "Company Financial Statements"). The Company Financial Statements accurately and fairly present the financial condition and results of operations of Company as of the date thereof and for the period referred to, all in accordance with GAAP consistently applied.

                  (b) Schedule 4.8(b) includes the Company's unaudited balance sheet as of March 31, 2004 (the "Company March Interim Balance Sheet") and the related statement of income for the three months then ended (collectively the "Company March Interim Financial Statements"). The Company March Interim Financial Statements accurately and fairly present the financial condition and results of operations of Company as of the date thereof and for the period referred to, all in accordance with GAAP consistently applied.

                  (c) The Company March Interim Balance Sheet reflects all material liabilities of Company, consistent with GAAP as of the date thereof, except for reserves which are held on the Seller's balance sheet and referenced on Schedule 4.7.

         4.9 Accounts Receivable. Schedule 4.9 includes a correct and complete accounts receivable aging of Company as March 31, 2004 reflecting the aggregate dollar amount of all accounts receivable of Company which have been outstanding for: 30 days or less; more than 30 but less than 61 days; more than 60 but less than 91 days; and more than 90 days. All accounts receivable existing as of the date of the Effective Date (net of a bad debt reserve in the amount of $32,000) are valid and have arisen only from bona fide, arms-length transactions in the ordinary course of business consistent with past practices.

         4.10 Inventory. Schedule 4.10 includes a correct and complete list of all inventory of Company as of March 31, 2004. All items of inventories reflected by this list, which details the Inventory balance on the Interim Balance Sheet, are of a quality and quantity which are merchantable and fully usable in the ordinary course of business. The values of such inventories carried on the books of the Company reflect the normal inventory valuation policies of the Company which includes stating inventories at the lower of cost or market in accordance with GAAP, consistently applied.

         4.11 Real Property. Schedule 4.11 describes each interest in real property owned or leased by Company, including the location and a brief description thereof. Company owns all right, title and interest in the real property purported to be owned by it and listed in Schedule 4.11, in each case free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim, lien or encumbrance. All governmental permits, approvals and licenses required in connection with the use by Company of the real property owned or leased by Company and all improvements thereon and the conduct of the Company's business thereon have been duly obtained, are in full force and effect and no proceedings are pending or, to Seller's actual knowledge, threatened which could reasonably be expected to lead to a revocation or other impairment of any thereof.

         4.12 Personal Property. Except as described on the attached Schedule 4.13(b), Company has good and marketable title to all of its owned buildings, structures, machinery, equipment, fixtures and other fixed assets free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance.

         4.13 List of Real and Personal Properties, Contracts, etc. The Disclosure Schedules attached hereto list or adequately describe the following:

                  (a) The Company's fixed asset schedule, which schedule accurately represents all the Real and Personal Property fixed assets owned by Company (Schedule 4.13a).

                  (b) A list of all assets leased by Company (Schedule 4.13b).

                  (c) Each outstanding loan or advance (excluding advances to employees for ordinary and necessary business expenses made in the ordinary course of business) by Company to any person (including any director, officer or employee of Company) (Schedule 4.13c).

                  (d) Each policy and binder of insurance, (including, without limitation, property, casualty, liability, and workers' compensation insurance and bonding arrangements) owned by, or maintained for the benefit of, or respecting which any premium is paid directly or indirectly by Company (Schedule 4.13d). Seller's life, health, disability and accident programs are described in Schedule 4.17.

                  (e) Each outstanding power-of-attorney or similar power granted by Company for any purpose whatsoever (not including any standard banking board resolutions which are included in the Company's minute books).

                  (f) Each evidence of indebtedness, note, advance, guaranty or letter of credit entered into, issued or to be issued, contingently or otherwise, by or for the benefit of Company, and all loan and other agreements relating thereto, which are not released at Closing. Bonds are described on Schedule 4.23.

                  (g) Each restriction, deed of trust, pledge, lien, security interest or other charge, claim and encumbrance of any nature relating to or affecting any of the assets or properties of Company.

                  (h) Each bank or other financial institution in which Company has a deposit account, line of credit or safe deposit box, the relevant account or other identifying number, and the names of all persons authorized to act or deal in connection therewith (Schedule 4.13h).

                           (i) Company and Seller have made available for
                  inspection by Buyer true and complete copies of each agreement, plan and other document which is in Seller's custody and which is required to be disclosed pursuant to this
                  Section 4.13.

         4.14 Contracts. Each contract, agreement and commitment to which Company is a party or by which it or its assets are bound (including, but not limited to the leases with EMKay Inc.) was made in the ordinary course of business, is in full force and effect and is valid, binding and enforceable against Company and, to the actual knowledge of Seller, the other parties thereto, each in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law). To the knowledge of Mr. Sipes, Company has performed all obligations required to be performed by it under each such contract, agreement and commitment as of the Effective Date, and no condition exists or event has occurred which with notice or lapse of time would constitute a default or a basis for delay or non-performance by Company. The closing of transaction described herein shall not cause the breach of or termination of any contract, agreement or commitment to which Company is a party.

         4.15 Intellectual Property. Company does not currently utilize and has never utilized any fictitious or assumed business name other than "James H. Drew" and "Tennessee Guardrail". Company has no registered trademarks, copyrights or other intellectual property rights. With the exception of any of Seller's internal intranet and similar corporate-wide software used by Company prior to the Effective Date, Company utilizes no proprietary or licensed software other than commercially available word processing, accounting, database and similar software programs, and Company has the right to use all such software programs in the manner used on the date of this Agreement. Company is the sole owner of all Company Intellectual Property (as hereinafter defined), free and clear of any lien, security interest, restriction, encumbrance or other adverse claim; and the Company has not granted or licensed to any person any right with respect to any Company Intellectual Property. The rights of Company in and to any of the Company Intellectual Property will not be limited or otherwise affected by reason of any of the transactions contemplated hereby. As used in this Agreement, "Company Intellectual Property" means all unregistered trademarks and service marks, unregistered copyrights, trade names (including the name "James H. Drew" and "Tennessee Guardrail") or customer lists and proprietary trade practices owned by Company as of Closing.

         4.16 Taxes

                  (a) All federal, state, local and foreign returns and reports relating to Taxes (as defined herein), or extensions relating thereto, required to be filed by or with respect to Company on or before Closing have been timely and properly filed, and all such returns and reports are correct and complete as to the period then ending. After the Effective Date, Seller will report all of the Company's income for the period January 1, 2004 to April 30, 2004. Seller will be allocated all of Company's earnings during such period (including, but not limited to any gain on the sale of Company's real property to Fortune-Fisbeck Development, LLC) and pay the appropriate income taxes on such earnings.

                  (b) All federal, state, local and foreign income, profits, franchise, sales, use, payroll, premium, occupancy, property, severance, excise, withholding, customs, unemployment, transfer and other taxes, including interest, additions to tax and penalties (collectively "Taxes") due or properly shown to be due on any return referred to in Section 4.16(a) by Company with respect to taxable periods ending on or prior to, and the portion of any interim period up to, the date hereof have been fully and timely paid or, in the case of Taxes not yet due, provided for on the March Interim Balance Sheet as reflected on Schedule 4.8(b); and there are no levies, liens, or other encumbrances relating to Taxes existing, threatened or pending with respect to any asset of Company.

                  (c) Except as noted on Schedule 4.16, during the previous three (3) years, no audit letters have been received (nor are any audits currently pending) from the Internal Revenue Service ("IRS") or any other taxing authority in connection with any of the returns and reports referred to in subsection (a) above and no waivers of statutes of limitations have been given or requested with respect to any such returns and reports or with respect to any Taxes.

         4.17 Employee Benefits

                  (a) Schedule 4.17 contains a complete and correct list of all benefit plans, arrangements, commitments and payroll practices, (whether or not employee benefit plans ("Employee Benefit Plans") as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, without limitation, sick leave, vacation pay, severance pay, salary continuation for disability, consulting or other compensation arrangements, retirement, deferred compensation, bonus, incentive compensation, stock purchase, stock option, health including hospitalization, medical and dental, life insurance and scholarship programs maintained for the benefit of any present or former employees of Company or to which Company has contributed or is or was within the last three years obligated to make payments.

                  (b) With respect to each Employee Benefit Plan required to be listed on Schedule 4.17: (i) each Employee Benefit Plan has been administered in compliance with its terms, and is in compliance with the applicable provisions of ERISA, the Code and all other applicable laws (including, without limitation, funding, filing, termination, reporting and disclosure and continuation coverage obligations pursuant to Title V of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA")); (ii) Company has made or provided for all contributions required under the terms of such Plans; (iii) there have been no "prohibited transactions" (as described in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Employee Benefit Plan; (iv) except as noted on Schedule 4.17, there are and during the past three (3) years there have been no inquiries, proceedings, claims or suits pending or, to Seller's actual knowledge, threatened by any governmental agency or authority or by any participant or beneficiary against any of the Employee Benefit Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any of such Employee Benefit Plans with respect to the design or operation of the Employee Benefit Plans; (v) any plans intended to be "qualified" within the meaning of Section 401(a) of the Code have from their inception been so qualified, and any trust created pursuant to such plans are exempt from federal income tax under Section 501(a) of the Code and the Internal Revenue Service has issued such plans a favorable determination letter, which is currently applicable; and (vi) there is not any circumstance or event which would reasonably be expected to jeopardize the tax-qualified status of the plans or the tax-exempt status of any related trust, or which would cause the imposition of any liability, penalty or tax under ERISA or the Code with respect to any Employee Benefit Plan.

                  (c) Except as set forth on Schedule 4.17, Company does not maintain and has not ever maintained or been obligated to contribute to a "Multi-employer Plan" (as such term is defined by Section 4001(a)(3) of ERISA) or a money purchase plan or a defined benefit plan which is subject to the minimum funding requirements of Part 3 of subtitle B of Title I of ERISA or subject to Section 412 of the Code.

                  (d) With respect to each Employee Benefit Plan maintained by Company, no unsatisfied liabilities to participants, the IRS, the United States Department of Labor ("DOL"), the PBGC or to any other person or entity have been incurred as a result of the termination of any Employee Benefit Plan.

                  (e) All reports and information required to be filed with the DOL, IRS and PBGC or with plan participants and their beneficiaries with respect to each Employee Benefit Plan required to be listed on
         Schedule 4.17 have been filed.

                  (f) All employee benefit plans required to be listed on
         Schedule 4.17 may, without liability, be amended, terminated or otherwise discontinued except as specifically prohibited by federal law.

                  (g) Any bonding required under ERISA with respect to any Employee Benefit Plan required to be listed on Schedule 4.17 has been obtained and is in full force and effect and no funds held by or under the control of Seller are plan assets.

                  (h) The Buyer shall assume responsibility for the retiree medical plan administered by the Company and described in the first portion of Schedule 4.17. With the exception of the Company's retiree medical plan as described above, for all employees terminated by the Company, for any reason, prior to the Effective Date (including but not limited to Harry Steele), Seller shall retain all liability for retired life and/or healthcare costs relating to any plans which provide for continuing benefits or coverage for any employee or any beneficiary of an employee after such employee's termination of employment in accordance with the existing terms and conditions of such programs.

                  (i) Except as noted in 4.17(h) above, for all services rendered by or to Company's employees prior to the Effective Date, Seller shall assume all liability for all contributions due to the Company's Employee Benefit Plans (including, but not limited to, Company's defined benefit plan). For avoidance of doubt, as to medical plans (not including the retiree medical plan referenced above in 4.17(h)), Seller shall remain responsible for paying for medical services provided to employees prior to the Effective Date, but Buyer shall be responsible for all medical services provided to employees after the Effective Date (in accordance with the terms of Buyer's plan except with reference to pre-existing conditions as set forth herein), including but not limited to services provided to treat pre-existing conditions. Benefits shall not be denied to employees for medical services provided after the Effective Date strictly on the basis of a pre-existing condition. In addition, Seller shall be responsible for the continued maintenance, administration, and, if appropriate, termination of any plans retained by Seller (specifically excluding the health insurance plan instituted by Buyer). Seller shall cause the distribution of such benefits to Company's employees as required by any plans retained by Seller.

                  (j) Except as set forth on Schedule 4.17 and 4.18, the consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (i) entitle any person to severance pay, unemployment compensation or any other payment; (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee; or (iii) result in any liability under Title IV of ERISA or otherwise. Notwithstanding the above, Seller has agreed to accelerate the vesting of the company matching contribution under the 401k plan for the five employees of Company who have not achieved five years of service to date prior to the Effective Date.

                  (k) Any tax liability resulting from the classification of any employees as leased employees or independent contractors shall be assumed by Seller for periods preceding the Effective Date and paid by Seller in a timely manner.

                  (l) Company has complied in all material respects with the privacy provisions of the Health Insurance Portability and Accountability Act of 1996.

         4.18 Directors, Officers and Employees. Schedule 4.18 sets forth the following information for each director and officer of Company that will remain with the Company after the Effective Date: name, title and compensation paid by Company. Except as set forth in Schedule 4.18, all agreements with its directors and officers are terminable at will by Company. Except as set forth in Schedule 4.18, there are no contracts, arrangements or agreements in place which would require the payment of any severance or change of control payment.

         4.19 Affiliate Agreements. Except as described in Schedule 4.18, all agreements and arrangements between Company and Seller or any present or former director, shareholder or officer of Company or any member of the immediate family of or any person or entity controlling or controlled by any of such persons (a "Related Party") are terminable at will by Company, upon written notice, without payment of penalty or premium of any kind. Seller does not have any claim or right against Company except as described in Schedule 4.18.

         4.20 Absence of Certain Changes and Events

                  (a) Except as described on Schedule 4.20, since the date of the Company December Balance Sheet, Company has conducted its businesses only in the usual and ordinary course consistent with past practice and there has not been any:

                           (i) Declaration or payment of any dividend or other
                  distribution or payment in respect of the shares of capital stock of Company except to the extent necessary to eliminate all cash from the company or any repurchase or redemption of any such shares of capital stock or other securities;

                           (ii) other than in the ordinary course, payment by
                  Company of any bonus or increase of any compensation payable to any shareholder, director, officer or employee or entry into (or amendment of) any written employment, severance or similar agreement with any shareholder, director, officer or employee;

                           (iii) adoption of or change in any Employee Benefit
                  Plan or labor policy;

                           (iv) damage, destruction or loss to any material
                  asset or property of Company, whether or not covered by insurance;

                           (v) entry into, amendment, termination or receipt of
                  notice of termination of any material agreement or other material document or commitment, or any material transaction (including, without limitation, any such relating to capital expenditures) except in the ordinary course of business;

                           (vi) sale (other than sales of inventory in the
                  ordinary course of business), assignment, conveyance, lease, or other disposition of any asset or property of Company or mortgage, pledge, or imposition of any lien or other encumbrance on any asset or property of Company;

                           (vii) incurrence or repayment of any liability or
                  obligation (whether absolute or contingent) to any Related Party or other affiliated person or, other than current liabilities incurred and obligations under agreements entered into in the ordinary course of business consistent with past practice, to any other person or any discharge or satisfaction of any lien, claim or encumbrance, other than in the ordinary course of business consistent with past practice, with the exception of payments required to extinguish a payable to Seller;

                           (viii) write-down or write-off of the value of any
                  asset except for write-downs and write-offs in the ordinary course of business consistent with past practice, or any cancellation or waiver of any other claims or rights;

                           (ix) any material change in the business or
                  operations of Company or in the manner of conducting the same or entry by Company into any transaction, other than in the ordinary course of business;

                           (x) any change in the accounting methods, principles
                  or practices followed by Company, except as required by GAAP, or any change in any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves or expenditures;

                           (xi) agreement, whether or not in writing, to do any
                  of the foregoing by Company; or

                           (xii) any material adverse change in the business,
                  operations, properties, assets, prospects, working capital, or condition (financial or otherwise) of Company or any event, condition or contingency that is likely to result in such a material adverse change.

         4.21 Corporate Books.

                  (a) The copies of the Articles of Incorporation of Company, as certified by the Secretary of State of its jurisdiction of incorporation, and of its Bylaws (or of its other comparable organizational documents), as certified by its secretary, which have been delivered to Buyer, are true, complete and correct and are in full force and effect as of the date hereof.

                  (b) The stock records of Company accurately reflect the ownership of all of its outstanding shares of capital stock. The minute books of Company contain materially complete and accurate records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and each committee of the board of directors of Company. Complete and accurate copies, as of the date hereof, of all such minute books and stock records have been made available to Buyer.

         4.22 Brokers. No person acting on behalf of Company or under the authority of Company is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

         4.23 Bonding. Company obtains all of its payment and performance bonds from the entities set forth on Schedule 4.23. There are no claims, actions, suits, proceedings (arbitration or otherwise) or, to Seller's actual knowledge, investigations, against, involving or affecting any of Company's payment and performance bonds.

         4.24 Customer List. Schedule 4.24 lists the twenty largest customers of the Company for the calendar year 2003 and has set forth opposite the name of each such customer the approximate percentage of gross revenues attributable to such customer ("Customer List"). The Customer List is complete and accurate in all material respects. Company has not received any notices of termination or material alteration of a contract or business relationship (excluding the expiration of the effective terms of any contracts in the ordinary course of business), or written threats of any such action from any of customers listed on the Customer List.

         4.25 Insurance. Seller has provided to Buyer:

                  (a) Descriptions of each Insurance policy (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) on Schedule 4.13(d) hereto maintained by Company with respect to its properties, assets and businesses, and each such policy is in full force and effect up to the Effective Date. Company is not in default with respect to its obligations under any insurance policy maintained by it, and Company has not been denied insurance coverage. The insurance coverage of Company is carried with financially sound and reputable insurers, and is adequate and customary for corporations of similar size engaged in similar lines of business. There has not been any period of time during the preceding five (5) years during which Company did not have adequate and customary insurance coverage.

                  (b) Each such self-insurance, retention, or co-insurance program to which Company and Seller is a party remains in full force and effect up to the Effective Date. Company and Seller is not in default with respect to its obligations under any self-insurance, retention, or co-insurance program. Seller's reserves, or segregated or escrowed accounts maintained for the purpose of any such self-insurance, retention, or co-insurance program are actuarially sound, and are adequate for their intended purposes.

                  (c) Buyer shall acquire its own insurance for the Company prior to the Effective Date and all risk of loss related to, and obligation to carry insurance to protect Company, shall pass to Buyer as of the Effective Date.

         4.26 Labor Agreements. Schedule 4.26 provides a complete list of all collective bargaining agreements or other agreements with any labor organization to which the Company is a party. No other labor organization or group of employees has filed any representation petition against or made any written or oral demand of Company for recognition. To Seller's actual knowledge, there are no pending or threatened union organizing efforts that might impose additional collective bargaining obligations on Company. There are no labor strikes, work stoppages, slowdowns or other material labor disputes pending nor, to the best of Seller's actual knowledge, are any threatened. In addition, except as specifically mentioned in Schedule 4.7, to Seller's actual knowledge, there are no employment-based charges, complaints, grievances, investigations, inquiries or obligations of any kind, served against Company or threatened, relating to an alleged violation or breach of Company of any law, regulation or contract.

         4.27 Environmental Matters.

                  (a) Except as set forth on Schedule 4.27:

                           (i) Company has no liability under, nor has it
                  violated any Environmental Law;

                           (ii) any property owned, operated, leased, or used by
                  Company and any facilities and operations thereon, are presently in compliance with all applicable Environmental Laws; and

                           (iii) there have been no past unresolved, and there
                  are no pending or, to the best of Seller's actual knowledge, threatened, (A) claims, complaints, notices or inquiries, to, or written requests for information received by, the Company with respect to any alleged violation of any applicable Environmental Law, or (B) claims, complaints, notices or inquiries to, or written requests for information received by, the Company regarding potential liability under any applicable Environmental Law or under any common law theories relating to operations or the condition of any facilities or property by the Company;

                  (b) "Environmental Law" shall mean any environmental law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level existing as of the date hereof.

         4.28 Material Agreements. Except as set forth in Schedule 4.20, the Company is not a party to any agreement or instrument which is reasonably expected to have a material adverse effect on the Company. The Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party which default could reasonably be expected to have a material adverse effect on the Company.

         4.29 Force Majeure. Neither the business nor the assets of the Company are presently (as of the Effective Date) affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty that, singly or in the aggregate, is reasonably expected to have a material adverse effect on the Company or, to the Company's actual knowledge is any such event threatened, planned or contemplated.

         4.30 Backlog. Schedule 4.30 provides a complete and accurate list of Company's backlog as of March 31, 2004.

         4.31 Full Disclosure. All documents and other papers (or copies thereof) delivered by, on behalf of, or relating to Company in connection with the transactions contemplated by this Agreement are in the same form as maintained by Company internally, without alteration and are accurate and complete as to items in the custody of Company in all material respects, except that the unaudited financials have been conformed to audited financials.

         SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer hereby represents and warrants to Seller as of the date of this Agreement as follows:

         5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to carry on its business as presently conducted, to own and lease the assets which it owns and leases and to perform all its obligations under each agreement and instrument by which it is bound.

         5.2 Power and Authorization. Buyer has full capacity, legal right, power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (the "Buyer Transaction Documents") required to be executed and delivered by it prior to or at the Effective Date. The execution, delivery and performance by Buyer of this Agreement and the Buyer Transaction Documents have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the Buyer Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law). When executed and delivered as contemplated herein, each of the Buyer Transaction Documents shall constitute the legal, valid and binding obligation of Buyer, enforceable against Seller in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the Buyer Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

         5.3 No Conflicts.

                  (a) The execution, delivery and performance of this Agreement and the Buyer Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

                           (i) violate or conflict with Buyer's Certificate of
                  Incorporation or Bylaws or any law binding upon Buyer; or

                           (ii) violate or conflict with, result in a breach of,
                  or constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which Buyer is a party or by which it or its assets are bound, or give to others any right (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to Buyer, its assets or any of its Affiliates' assets.

                  (b) Each consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency or instrumentality, creditor, lessor or other person required to be given or made by Buyer in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein has been obtained or made, or will be obtained or made prior to the Effective Date.

                  (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the actual knowledge of Buyer, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have a material adverse effect upon the ability of Buyer to enter into or perform its obligations under this Agreement or any such other agreements or instruments. Buyer has not received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

         5.4 Brokers. No person acting on behalf of Buyer or any of its affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

         5.5 Full Disclosure. All documents and other papers (or copies thereof) delivered by or on behalf of Buyer in connection with the transactions contemplated by this Agreement are in the same form as maintained by Buyer internally, without alteration, and are accurate and complete as to items in the custody of Buyer in all material respects.

         SECTION 6. CLOSING.

         6.1 Time and Place of Closing. The closing of the purchase and sale of the Shares (the "Closing") pursuant to this Agreement shall take place on April 30, 2004, at the offices of Drewry Simmons Pitts & Vornehm, LLP, 8888 Keystone Crossing, Suite 1200, Indianapolis, IN 46240, commencing at 10:00 a.m. local time or at such other date, time or place as may be agreed to by Buyer and Seller (the "Effective Date").

         6.2 Deliveries at the Closing. At the Closing, in addition to the other actions contemplated elsewhere herein:

                  (a) Seller shall deliver, or shall cause to be delivered, to Buyer the following:

                           (i) certificates representing all of the Shares, duly
                  endorsed for transfer or with stock powers affixed thereto, executed in blank in proper form for transfer;

                           (ii) a duly executed counterpart of an Agreement for
                  Purchase and Sale of Real Estate for each of the Company's properties, in substantially the form of that attached hereto as Exhibit B;

                           (iii) a copy of the resolutions of the board of
                  directors or corresponding governing body of Seller authorizing the execution, delivery and performance by Seller of this Agreement and the other agreements and instruments referred to herein, certified as of the Effective Date by the Secretary or an Assistant Secretary of Seller;

                           (iv) a Certificate of Existence of a recent date for
                  Seller, certified by the Secretary of State of the State of Louisiana.

                           (v) a copy of Company's Articles of Incorporation,
                  certified as of a recent date by the Secretary of State of the State of Indiana and by the Secretary of Company, and a copy of Company's By-laws certified by the Secretary of Company, each including any and all amendments to date;

                           (vi) a Certificate of Existence of a recent date for
                  Company, certified by the Secretary of State of the State of Indiana;

                           (vii) the original corporate seals, minute books and
                  stock transfer and record books of Company as they exist on the Closing and such of its files, books and records as Buyer may reasonably request;

                           (viii) a duly executed copy of the Emkay lease
                  assignment; and

                           (ix) such other documents and instruments as Buyer
                  may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

                  (b) Buyer shall deliver, or shall cause to be delivered, to Seller the items described below:

                           (i) the Purchase Price via wire transfer;

                           (ii) a copy of the resolutions of the Board of
                  Directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the other agreements and instruments referred to herein, certified as of the Closing by the Secretary or an Assistant Secretary of Buyer;

                           (iii) a duly executed counterpart of an Agreement for
                  Purchase and Sale of Real Estate for each of the Company's properties, in substantially the form of that attached hereto as Exhibit B;

                           (iv) a Certificate of Good Standing of a recent date
                  for Buyer, certified by the Secretary of State of the State of Delaware;

                           (v) a duly executed copy of the Emkay lease and any
                  related guaranties evidencing that Buyer will transfer these assets to its own lease; and

                           (vi) such other documents and instruments as Seller
                  may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

         SECTION 7. CONFIDENTIAL INFORMATION.

         For purposes of this Agreement, "Confidential Information" shall be deemed to include all information and materials with respect to the disclosing party, including, but not limited to, all proprietary information, specifications, models, diagrams, flow charts, videotapes, audio tapes, forms, data structures, graphics, other original works of authorship, product plans, technologies, formulas, trade secrets, trade names or proposed trade names, know-how, ideas, marketing materials, lists of potential or actual customers, contracts, pricing information, financial information, business plans and strategies, and other financial and intellectual property relating to the disclosing party or its affiliates.

         Except as authorized in writing by the disclosing party, the receiving party shall not disclose, communicate, publish or use for the benefit of itself or any third party any Confidential Information received, acquired, or obtained from the disclosing party. Without limiting the generality of the preceding sentence, except as authorized in writing by Buyer, Seller shall not disclose, communicate, publish or use for the benefit of itself or any third party any Confidential Information previously received, acquired or obtained from or relating to Company. The receiving party also agrees that: a) the Confidential Information will be held in confidence by it using the same degree of care, but no less than a reasonable degree of care, as it uses to protect its own confidential information of a like nature; b) it will take such steps as may be reasonably necessary to prevent disclosure of the Confidential Information to others; and c) in the event it is legally required to disclose any portion of the Confidential Information, it shall promptly notify the disclosing party so that the disclosing party may take steps to protect its Confidential Information. Notwithstanding the above, the receiving party may release Confidential Information to its affiliates and advisors provided that such parties are required to comply with this Section 7.

         The obligations of this Section 7 shall terminate with respect to any particular portion of Confidential Information which: a) is in the public domain; b) entered the public domain through no fault of the receiving party; and c) was rightfully communicated by a third party to the receiving party free of any obligation of confidence.

         In no event shall the receiving party be deemed by virtue hereof to have acquired any right or interest in or to the Confidential Information. The receiving party agrees that for a period of five (5) years following the date of this Agreement, it will maintain the confidentiality of the Confidential Information.

         SECTION 8. INDEMNIFICATION

         8.1 Indemnification by Seller. Subject to Section 8.5, Seller shall indemnify and hold Buyer and its officers, directors and shareholders harmless against and in respect of any and all losses, costs, expenses, claims, damages, obligations and liabilities, including interest, penalties and reasonable attorneys' fees and disbursements ("Damages"), which Buyer or any such indemnitee may suffer, incur or become subject to arising out of, based upon or otherwise in respect of: (a) any inaccuracy in or breach of any representation or warranty of Seller made in or pursuant to this Agreement or any Transaction Document; and (b) any breach or nonfulfillment of any covenant or obligation of Seller contained in this Agreement or any Transaction Document.

         8.2 Indemnification by Buyer. Buyer shall indemnify and hold Seller and its Affiliates, directors, officers, employees, shareholders, successors, heirs and assigns harmless against and in respect of any and all Damages which Seller or any such indemnitee may suffer, incur or become subject to arising out of, based upon or otherwise in respect of: (a) any inaccuracy in or breach of any representation or warranty of Buyer made in or pursuant to this Agreement or any Buyer Transaction Document; (b) any breach or nonfulfillment of any covenant or obligation of Buyer contained in this Agreement or any Buyer Transaction Document; and (c) the operation of Company after the Effective Date.

         8.3 Inter-Party Claims. Any party seeking indemnification pursuant to this Section (the "Indemnified Party") shall promptly notify the other party or parties from whom such indemnification is sought (the "Indemnifying Party") of the Indemnified Party's assertion of such claim for indemnification, specifying the basis of such claim. The Indemnified Party shall thereupon give the Indemnifying Party reasonable access to all necessary back-up documentation that supports such claim or the act, omission or occurrence giving rise to the claim.

         8.4 Third Party Claims.

                  (a) Each Indemnified Party shall promptly notify the Indemnifying Party of the assertion by any third party of any claim with respect to which the indemnification set forth in this Section relates (which shall also constitute the notice required by Section 8.3). The Indemnifying Party shall have the right, upon notice to the Indemnified Party within twenty (20) business days after the receipt of any such notice, to undertake the defense of with counsel reasonably acceptable to the Indemnified Party, or, with the consent of the Indemnified Party (which consent shall not unreasonably be withheld), to settle or compromise such claim. The failure of the Indemnifying Party to give such notice and to undertake the defense of or to settle or compromise such a claim shall constitute a waiver of the Indemnifying Party's rights under this Section 8.4(a) and shall preclude the Indemnifying Party from disputing the manner in which the Indemnified Party may conduct the defense of such claim or the reasonableness of any amount paid by the Indemnified Party in satisfaction of such claim.

                  (b) The election by the Indemnifying Party, pursuant to
         Section 8.4(a), to undertake the defense of a third-party claim shall not preclude the party against which such claim has been made also from participating or continuing to participate in such defense, so long as such party bears its own legal fees and expenses for so doing.

         8.5 Limitations and Requirements.

                  (a) Seller shall have no obligation to indemnify Company, Buyer or any other person against Damages pursuant to Section 8.1 of this Agreement unless and until the aggregate of all such Damages suffered or incurred by Company, Buyer and such persons exceeds $150,000; in which event Company, Buyer and such persons shall be entitled to indemnification for the full amount of all Damages suffered or incurred in excess of $150,000 and provided further that the maximum aggregate liability of Seller shall not exceed $6,000,000. Notwithstanding the prior sentence, Seller's responsibilities described in Sections 3.1, 3.3 and 4.7 shall not be subject to the $150,000 "floor" described above nor to the $6,000,000 "cap" described above.

                  (b) Except as may otherwise expressly be provided in this Agreement, no claim arising out of or based upon any inaccuracy in or breach of any representation or warranty contained in this Agreement or any Transaction Document shall be made unless a claim arises and written notice pursuant to Section 8.4 is delivered to the Indemnifying Party within three (3) years after the Effective Date; provided that any such claim arising out of or based upon any inaccuracy in or breach of any representation or warranty made in or pursuant to: (i) Sections 3.1, 3.2, 3.3, 4.2, 4.3, 4.4, 4.7, 5.1, 5.2 or 5.3 may be made at any time; and (ii) Sections 4.16 or 4.17 may be made at any time before the expiration of the longest statute of limitations period applicable to an action brought by the appropriate taxing or other regulatory agency with respect to the matters forming the basis for such a claim.

                  (c) Except as expressly provided herein, Seller shall have no rights, hereunder or otherwise, to indemnification or contribution from Company with respect to any matter arising prior to the Effective Date of this Agreement and Seller hereby irrevocably releases Company from any liability for any such claim.

                  (d) The indemnification obligations of the parties contained herein are not intended to waive or preclude any other claims, rights or remedies which may exist at law (whether statutory or otherwise) or in equity with respect to the matters covered by the indemnifications.

         SECTION 9. TAX RETURNS

         Buyer, Company and Seller shall cooperate fully, as and to the extent required by any other party, in connection with the preparation and filing of any tax returns that include the income/loss of Company during the period January 1, 2004 to April 30, 2004, and in connection with any audit, litigation or other proceeding with respect to Company respecting the period dating from January 1, 2004 to April 30, 2004.

         SECTION 10. MISCELLANEOUS.

         10.1 Knowledge. All references to Seller's "actual knowledge" shall be deemed to refer to the actual knowledge of Seller, after a reasonable comprehensive inquiry including, but not limited to, inquiries of K. L. Sipe, Greg Peck and Ken Oyler.

         10.2 Survival of Representations and Warranties. The representations and warranties made by the parties in this Agreement and in the certificates, documents and schedules delivered pursuant hereto shall survive the consummation of the transactions herein contemplated for a period of three (3) years following the Effective Date; provided, however, that (a) the representations and warranties contained in Sections 3.1, 3.2, 3.3, 4.2, 4.3, 4.4, 4.7, 5.1, 5.2
or 5.3 shall not terminate, and (b) the representations and warranties contained in Sections 4.16 and 4.17 shall survive Closing for a period equal to the period of applicability of the longest statute of limitation applicable to an action brought by the appropriate taxing or other regulatory agency with respect to the matters described therein.

         10.3 Further Assurances. Each party hereto shall, from time to time and without further consideration, either before or after the Effective Date, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement and to provide for the orderly and efficient transition of the ownership of Company to Buyer.

         10.4 Costs and Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses in connection herewith. Any and all legal and accounting fees, transfer, sales, use, documentary and similar taxes and recording and filing fees, incurred in connection with the transactions contemplated herein on behalf of Seller or Company prior to the Effective Date shall be paid by Seller and not by Company. All closing costs will be shared equally between Buyer and Seller.

         10.5 Public Announcements. After Closing, none of Company, Seller or Buyer shall make any public announcement or disclosure relating to the transactions contemplated herein without the prior notification of each other party hereto. All of the parties shall reasonably cooperate regarding the issuance of a press release regarding the transaction described herein. Seller recognizes that Buyer must attach a copy of this Agreement to a filing which it will make to the Securities and Exchange Commission.

         10.6 Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by facsimile, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

                           To Seller:
                           ---------

                           Cemex, Inc.
                           Attention: Jesus Gonzalez
                           840 Gessner Road, Suite 1400
                           Houston, TX  77024

                           With a copy to: General Counsel

                           To Buyer:

                           Fortune Diversified Industries, Inc.
                           Attention:  Carter Fortune
                           6402 Corporate Drive
                           Indianapolis, IN  46278

                           with a copy to:

                           Robert J.  Milford, Esquire
                           DREWRY SIMMONS PITTS & VORNEHM, LLP
                           8888 Keystone Crossing, Suite 1200
                           Indianapolis, IN  46240
                           Fax:  (317) 580-4855

         10.7 Assignment and Benefit.

                  (a) Buyer may assign this Agreement in whole or in part to any subsidiary or to any person which becomes a successor in interest (by purchase of assets or membership interests, or by merger, or otherwise) to Buyer; provided, however, that, notwithstanding any such assignment, Buyer shall remain liable for its obligations hereunder. Seller shall not assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without prior written consent of Buyer which shall not be unreasonably withheld. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective permitted successors and assigns.

                  (b) Except for Indemnified Parties expressly defined hereunder, this Agreement shall not be construed as giving any person, other than the parties hereto and their permitted successors, heirs and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties, and permitted successors, heirs and assigns and for the benefit of no other person or entity.

         10.8 Arbitration

                  (a) All disputes arising out of or relating to this Agreement, the Company Transaction Documents, the Seller Transaction Documents or the Buyer Transaction Documents which cannot be settled by the parties shall promptly be submitted to and determined in arbitration in Indianapolis, Indiana by a panel of three arbitrators (unless otherwise agreed by the parties), of whom Buyer shall select one, the Seller shall select one and the third shall be selected by the two previously selected, pursuant to the rules and regulations then obtaining of the American Arbitration Association; provided that nothing herein shall preclude either party from seeking, in any court of competent jurisdiction, injunctive relief or other equitable remedies in the case of any breach or threatened breach by Seller of Section 1 hereof. The decision of the arbitrators shall be final and binding upon the parties and judgment upon such decision may be entered in any court of competent jurisdiction.

                  (b) Discovery shall be allowed pursuant to the United States Federal Rules of Civil Procedure and as the arbitrators determine appropriate under the circumstances.

                  (c) Such arbitrators shall be required to apply the contractual provisions hereof in deciding any matter submitted to them and shall not have any authority, by reason of this Agreement or otherwise, to render a decision that is contrary to the mutual intent of the parties as set forth in this Agreement. The Arbitrators shall apply the substantive laws of the state of Indiana in any arbitration conducted pursuant to this provision. All arbitrators shall be neutral and qualified.

         10.9 Amendment. Modification and Waiver. The parties may amend or modify this Agreement in any respect. Any such amendment, modification, extension or waiver shall be in writing and signed by all parties hereto. The waiver by a party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

         10.10 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Indiana (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law. Nothing contained herein or in any Transaction Document shall prevent or delay either Buyer or Seller from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Buyer or Seller of any of its obligations hereunder.

         10.11 Section Headings and Defined Terms. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular and the singular as well as the plural, and the use of masculine pronouns shall include the feminine and neuter. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

         10.12 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

         10.13 Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original; and any person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument. The parties agree to accept facsimile signatures, provided that original signatures are provided promptly by mail.

         10.14 Entire Agreement. This Agreement, together with the agreements, exhibits, schedules and certificates referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the purchase and sale of the Shares and supersede all prior agreements and understandings. The submission of a draft of this Agreement or portions or summaries thereof does not constitute an offer to purchase or sell the Shares, it being understood and agreed that neither Buyer or Seller shall be legally obligated with respect to such a purchase or sale or to any other terms or conditions set forth in such draft or portion or summary unless and until this Agreement has been duly executed and delivered by all parties.

         IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, under seal, all as of the date first above written.


                                       FORTUNE DIVERSIFIED, INDUSTRIES, INC.


                                       By:
                                           --------------------------------
                                           Carter Fortune, CEO


                                       CEMEX, INC.

                                       By:
                                           --------------------------------